Schedule 13D
CUSIP No. 09141T 10 7	Page 1 of 2 Pages

EXHIBIT 11

William C. Rand, Esq. (WR-768) LAW OFFICE OF WILLIAM COUDERT RAND 711 Third Ave., Suite 1505 New York, New York 10017 (Phone) (212) 286-1425; (Fax) (212) 599-7909 Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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THE RAVENSWOOD INVESTMENT	ECF
COMPANY, L. P.	2004 Civ. 9266 (KMK)
ROBOTTI & COMPANY, INCORPORATED and
ROBOTTI & COMPANY, LLC,
Plaintiffs,
ORDER TO SHOW CAUSE
-against-

BISHOP CAPITAL CORP
ROBERT E. THRAILKILL
ROBERT J. THRAILKILL, and
SHERRY L. MOORE,

Defendants.

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                Upon the reading and the filing of the annexed Declaration of William C. Rand executed on December 3, 2004 and the Affidavit of Robert Robotti and the Complaint attached thereto, and the Plaintiffs' Memorandum of Law, and all prior proceedings herein, and good and sufficient cause appearing therefrom, it is hereby

ORDERED that defendants BISHOP CAPITAL CORPORATION, ROBERT E. THRAILKILL, ROBERT J. THRAILKILL, and SHERRY L. MOORE ("Defendants") appear and show cause before this Court, located at Room 21D of the United States Courthouse in and for the Southern District of New York, 500 Pearl Street, New York on the 9[h] day of December, 2004 at 10 a.m. or as soon thereafter as counsel may be heard, why temporary restraining order and preliminary injunctions should not enter.

(1)          restraining and enjoining Defendants from violating Section 14(a) of the Securities and Exchange Act of 1934, 15 U.S.C. Section 78n, and the provisions of Rule 14a-9 promulgated thereunder;

(2)          requiring Defendants to immediately file a corrective proxy statement with the Securities and Exchange Commission and immediately mail copies to Bishop Capital Corporation's shareholders after such corrective proxy statement has been reviewed by plaintiff and this Court and delaying the shareholders meeting for a period of 30 days from the date the corrective proxy statement has been delivered to shareholders to permit shareholders to consider the new proxy;

(3)          restraining and enjoining Defendants from taking any steps to solicit or vote any proxies, consents, or authorizations with respect to the Bishop Capital Corporation Proxy Statement dated October 29, 2004;

(4)          restraining and enjoining Defendants from filing or disseminating any false or misleading proxy solicitation materials relating to the voting of Bishop Capital Corporation's common stock;

Schedule 13D
CUSIP No. 09141T 10 7	Page 2 of 2 Pages

(5)          restraining and enjoining Defendants from holding the Bishop Capital Corporation shareholders' meeting scheduled for December 16, 2004;

(6)          restraining and enjoining Defendants from permitting any vote by shareholders on any action to be taken on any proposal at the Bishop Capital shareholders meeting scheduled for December 16, 2004, including any proposal to amend the articles of incorporation to permit a reverse stock split, the purchase of fractional shares for a pre-split one dollar per share and the deregistering the shares of Bishop Capital common stock;

(7)          restraining and enjoining Defendants from voting proxies in favor of the proposal to amend the articles of incorporation to permit a reverse stock split on the grounds that the proxies were obtained by a misleading proxy statement;

(8)          restraining and enjoining Defendants from voting their own Bishop Capital Corporation shares on the grounds that they were obtained through illegal self-dealing;

(9)          and ordering such other and further relief as this Court deems just and proper, and it is further

ORDERED that service by mailing to Defendants this Order and the papers on which it is based by Federal Express Next Day Delivery on or before December 6, 2004 to Defendants c/o Bishop Capital Corporation, 222 N. Broadway Avenue, Suite A, Riverton, Wyoming 82501, shall be deemed good and sufficient service; and it is further

ORDERED that answering papers, if any, shall be filed with this Court and served by mailing by Federal Express Next Day Delivery on or before December 8, 2004 to Plaintiffs c/o Law Office of William Coudert Rand, William Coudert Rand, Esq., 711 Third Ave., Suite 1505, New York, New York 10017, and by faxing the same on such date to William Coudert Rand, Esq. at 212-599-7909.

/s/ Kenneth M. Karas

U.S.D.J.